Exhibit 23.1(i)

LBB & ASSOCIATES LTD., LLP
10260 Westheimer Road, Suite 310
Houston, TX 77042
Phone: (713) 800-4343 Fax: (713) 456-2408

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Lone Star Gold, Inc. on Form S-1(Amendment No. 1) to be filed with the commission on or about September 20, 2013 of our report dated April 12, 2013, relating to the financial statements of Lone Star Gold, Inc., which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
September 20, 2013